Exhibit 99.1

                 Span-America Reports Higher Sales and
            Earnings for the Third Quarter of Fiscal 2007


    GREENVILLE, S.C.--(BUSINESS WIRE)--July 24, 2007--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported a 21% increase in net sales to $15.2 million and a 72% increase in net income to $1.3 million, or $0.43 per diluted share, for the third quarter ended June 30, 2007, compared with the third quarter of fiscal 2006.

    "Span-America's excellent third quarter results benefited from strong sales in our medical segment, growth in margins, and improved operating leverage," stated Jim Ferguson, president and CEO of Span-America Medical Systems. "Our proprietary line of therapeutic support surfaces was a major contributor to our overall sales growth compared with last year. We also benefited from solid sales growth in our consumer bedding product lines during the quarter."

    Third Quarter Results

    Sales in the third quarter of fiscal 2007 rose 21% to $15.2 million compared with $12.5 million in the third quarter of last year. The major contributor to sales growth was the medical segment, which increased 21% to $11.4 million compared with $9.4 million in the third quarter last year. Sales in the custom products segment continued to show solid quarterly growth, up 22% to $3.8 million compared with $3.1 million in the same quarter last year. Sales in the safety catheter segment increased 10% to $33,000 compared with $30,000 in the year-ago quarter.

    Medical sales rose to $11.4 million in the third quarter of fiscal 2007 compared with $9.4 million in the third quarter of the prior year. The majority of the medical sales growth was attributable to the Company's proprietary therapeutic support surface product lines. Sales of therapeutic surfaces rose 23% compared with the third quarter of last year. Product line leaders included Span-America's PressureGuard Easy Air(R) low-air-loss mattress, the PressureGuard CFT(R), which includes the private label products made for Hill-Rom, and our Geo-Mattress(R) line of non-powered mattresses.

    The medical segment also benefited from the newest addition to our seating product line, the Short-Wave(SM) wheelchair seat and back cushion. Since its introduction in October 2006, the Short-Wave has quickly become one of our fastest growing medical products. Sales of seating products jumped 40% during the third quarter, compared with the third quarter last year, due largely to the contribution from the Short-Wave product.

    Sales volumes in our other medical product lines declined somewhat in the third quarter. Sales of mattress overlays declined by 9%, Selan(R) skin care product sales were down by 3% and patient positioner sales fell by 1%.

    Custom products segment sales rose 22% to $3.8 million compared with $3.1 million in the third quarter of last year. All of the custom products sales growth came from our consumer bedding products sold to Wal-Mart and other major retailers through our marketing partner, Louisville Bedding Company.

    Consumer sales, the largest part of the custom products segment, increased 35% to $2.9 million compared with $2.2 million in the third quarter of fiscal 2006 due primarily to sales of the new fusion mattress overlays introduced last fall. The fusion overlays combine the performance of traditional foam with the feel and features of visco foam to give customers a unique bedding choice.

    Industrial product sales, also included in the custom products segment, declined 6% to $930,000 in the third quarter, primarily due to the loss of a customer to competition and a seasonal decline in sales to another key customer. The addition of new industrial business did not fully offset the sales declines from the two key customers.

    In the safety catheter segment, total sales increased 10% to $33,000 due to higher sales of Secure I.V(R). The safety catheter segment consists of two product lines: the Secure I.V. safety catheter and the HuberPro(R) safety needle infusion set. Sales of Secure I.V. more than tripled in the third quarter to $27,000 compared with $7,000 in the year earlier quarter. However, sales of HuberPro declined to $6,000 in the third quarter this year from $22,000 in the same quarter last year. HuberPro sales in last year's third quarter were unusually high due to pipeline filling from the initial launch of the product line.

    "We are disappointed that the third quarter sales growth in the safety catheter segment was not higher," stated Mr. Ferguson. We will be carefully evaluating this part of our business during the next several months to determine our future plans for the segment."

    Earnings

    Gross profit for the third quarter increased by 32% to $5.3 million, or 34.7% of net sales, compared with $4.0 million, or 31.9% of net sales, in the third quarter last year. The increases in gross profit and margin benefited from higher sales, lower manufacturing costs related to the closing of our California manufacturing plant, and improved operating leverage.

    Operating income rose 77% for the quarter to $1.8 million from $1.0 million in the year-ago quarter as a result of higher sales volume and slower growth of selling expenses. Selling and marketing expenses increased 10% during the quarter due to higher shipping costs and expenses for our new Salt Lake City distribution center. R&D expenses rose 45% to $204,000 due to continued investments in development efforts for new medical products. Administrative expenses increased 31% during the third quarter due to higher expense for uncollectible accounts and incentive compensation accruals.

    The third quarter's results included $26,000 in interest expense incurred from the addition of $5.7 million in debt to partially fund the $5.00 per share special dividend paid on June 6, 2007. No comparable interest expense was incurred in 2006.

    Net income for the third quarter increased 72% to $1.3 million, or $0.43 per diluted share, from $728,000, or $0.26 per diluted share, in the year-ago quarter. The growth in net income was the result of higher sales volume, lower manufacturing costs related to replacing our California manufacturing plant with a Utah distribution center, and a slower rate of growth in operating expenses.

    Year-to-Date

    For the first nine months of fiscal 2007, net sales increased 19% to $45.2 million compared with $38.1 million in the same period last year. The majority of the sales growth was attributable to the medical segment. Medical sales for fiscal 2007 year-to-date increased 18% to $31.8 million, primarily on the strength in sales of therapeutic support surfaces that rose 20% compared with the first nine months of fiscal 2006. In addition, sales of seating products were up 20%, patient positioners increased 7%, Selan grew by 2% and overlays were up 1%, compared with the first nine months of 2006.

    In the custom products segment, year-to-date sales rose 21% to $13.2 million compared with $11.0 million through the first nine months of last year. All of the custom products sales growth came from the consumer bedding product lines, which grew by 29% during the period to $10.6 million. The consumer sales growth was led by higher volume of our new fusion mattress overlay product line.

    Sales in the safety catheter segment rose 63% to $116,000 for the 2007 period compared with $71,000 in the first nine months of last year.

    Net income for the first nine months of fiscal 2007 increased 60% to $3.5 million, or $1.22 per diluted share, compared with $2.2 million, or $0.78 per diluted share, for the year-earlier period. The increase in year-to-date earnings was due mainly to higher sales volume in the medical and custom products businesses combined with lower rates of growth in manufacturing costs and operating expenses.

    The balance sheet at the end of the third quarter of fiscal 2007 reflects the changes caused by the $5.00 per share special dividend and the $0.08 per share regular quarterly dividend paid on June 6, 2007. The total amount of both dividends was $14.1 million, which was funded by $5.7 million from a new revolving credit facility, and $8.4 million from our cash on hand and cash generated from the sale of short-term investments.

    Outlook for Fiscal 2007

    "We expect continued overall sales and earnings growth in the fourth quarter, although it is unlikely that our rates of growth will be as high as we have seen through the first three quarters because we had a strong fourth quarter last fiscal year," stated Mr. Ferguson. "The medical business should continue to be a solid performer in the fourth quarter. However, we are likely to see a flattening of sales in the custom products segment next quarter because we do not expect to repeat some of the back-to-school promotional sales that we had in the fourth quarter last year.

    "In the safety catheter segment, we expect only modest sales growth in the fourth quarter. We have a challenge ahead of us in this part of our business, and we will be carefully evaluating our options over the next several months to determine how to best maximize our return on investment in this business unit.

    "Overall, we are extremely pleased with our record setting operating performance in the third quarter and for the year-to-date in fiscal 2007. With both of our major business units turning in strong double digit sales growth, we were able to generate very respectable bottom line earnings growth," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) the loss of a key customer or distributor for the Company's products, (b) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (c) the likelihood that the assets associated with Secure I.V. could become impaired, (d) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line,
(e) the inability to achieve anticipated sales volumes of medical or custom products, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers, (j) the impact of competitive products and pricing, (k) government reimbursement changes in the medical market, (l) FDA regulation of medical device manufacturing and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)


                                          Three Months Ended
                                       ------------------------
                                         June 30,    July 1,
                                           2007        2006     % Chg
                                       ------------------------ ------

Net sales                              $15,236,888 $12,548,276     21%
Cost of goods sold                       9,948,712   8,539,587     17%
                                       ------------------------
Gross profit                             5,288,176   4,008,689     32%
                                              34.7%       31.9%

Selling and marketing expenses           2,351,282   2,144,297     10%
Research and development expenses          204,284     141,019     45%
General and administrative expenses        928,585     706,176     31%
                                       ------------------------
                                         3,484,151   2,991,492     16%

Operating income                         1,804,025   1,017,197     77%
                                              11.8%        8.1%

Other income:
--------------------------------------
Investment income                           71,813      53,661     34%
Royalty income                                   -           -    n/a
Other                                        1,039      18,139    -94%
                                       ------------------------
Total non-operating income                  72,852      71,800      1%

Interest expense                            26,377

Income before income taxes               1,850,500   1,088,997     70%
Income taxes                               596,000     361,000     65%
                                       ------------------------
Net income                             $ 1,254,500 $   727,997     72%
                                               8.2%        5.8%
                                       ========================

Net income per share of common stock:
  Basic                                $      0.46 $      0.27     66%
  Diluted                                     0.43        0.26     65%


Dividends per common share (1)         $     5.080 $     0.045  11189%


Weighted average shares outstanding
--------------------------------------
  Basic                                  2,755,114   2,658,076      4%
  Diluted                                2,894,041   2,777,587      4%

Supplemental Data
--------------------------------------
  Depreciation expense                 $   230,315 $   215,159      7%
  Amortization expense                      34,200      30,856     11%



                                           Nine Months Ended
                                        ------------------------
                                          June 30,    July 1,
                                            2007        2006     % Chg
                                        ------------------------ -----

Net sales                               $45,173,795 $38,063,492    19%
Cost of goods sold                       30,318,010  26,599,152    14%
                                        ------------------------
Gross profit                             14,855,785  11,464,340    30%
                                               32.9%       30.1%

Selling and marketing expenses            6,750,853   6,056,966    11%
Research and development expenses           599,921     448,075    34%
General and administrative expenses       2,490,539   2,111,382    18%
                                        ------------------------
                                          9,841,313   8,616,423    14%

Operating income                          5,014,472   2,847,917    76%
                                               11.1%        7.5%

Other income:
---------------------------------------
Investment income                           233,732     136,541    71%
Royalty income                                    -     246,627  -100%
Other                                        11,749      54,917   -79%
                                        ------------------------
Total non-operating income                  245,481     438,085   -44%

Interest expense                             26,377

Income before income taxes                5,233,576   3,286,002    59%
Income taxes                              1,778,000   1,131,000    57%
                                        ------------------------
Net income                              $ 3,455,576 $ 2,155,002    60%
                                                7.6%        5.7%
                                        ========================

Net income per share of common stock:
  Basic                                 $      1.28 $      0.81    57%
  Diluted                                      1.22        0.78    56%


Dividends per common share (1)          $     5.220 $     0.135  3767%


Weighted average shares outstanding
---------------------------------------
  Basic                                   2,706,904   2,644,878     2%
  Diluted                                 2,842,179   2,767,266     3%

Supplemental Data
---------------------------------------
  Depreciation expense                  $   675,163 $   616,436    10%
  Amortization expense                      103,937      97,482     7%


(1) Dividends for the quarter and nine-month periods ending June 30, 2007 include a special, one-time dividend of $5.00 per share declared in April 2007.





                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                               June 30,    Sept. 30,
                                                 2007         2006
                                             (Unaudited)     (Note)
                                             -------------------------

Assets
Current assets:
   Cash and cash equivalents                  $   847,584 $   975,525
   Securities available for sale                        -   5,134,882
   Accounts receivable, net of allowances       7,554,611   6,986,794
   Inventories                                  4,838,862   4,353,479
   Prepaid expenses and deferred income taxes   1,141,414     735,684
                                             ------------ ------------
Total current assets                           14,382,471  18,186,364

Property and equipment, net                     8,337,852   8,132,057

Cost in excess of fair value of net assets
 acquired, net of accumulated amortization      1,924,131   1,924,131
Other assets                                    2,747,497   2,769,926
                                             ------------ ------------
                                              $27,391,951 $31,012,478
                                             ============ ============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $ 2,661,282 $ 2,374,357
   Accrued and sundry liabilities               2,877,622   2,474,049
                                             ------------ ------------
Total current liabilities                       5,538,904   4,848,406

Deferred income taxes                             815,000     815,000
Deferred compensation                             803,332     831,614
Long term debt                                  5,700,000           -
                                             ------------ ------------
Total long term liabilities                     7,318,332   1,646,614

Total liabilities                              12,857,236   6,495,020

Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and outstanding
    shares 2,774,155 (2007) and 2,660,345
    (2006)                                      1,713,200   1,032,118
   Additional paid-in capital                     483,345     136,614
   Retained earnings                           12,338,170  23,352,221
   Accumulated other comprehensive loss                 -      (3,495)
                                             ------------ ------------
Total shareholders' equity                     14,534,715  24,517,458
                                             ------------ ------------

                                              $27,391,951 $31,012,478
                                             ============ ============


Note: The Balance Sheet at September 30, 2006 has been derived from the audited financial statements at that date.



    CONTACT: Span-America Medical Systems, Inc.
             Jim Ferguson, President and Chief Executive Officer
             864-288-8877, ext. 6912